Exhibit 10.3

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

AMENDMENT NO. 1 TO RIAA
This AMENDMENT NO. 1 TO RIAA (this “Amendment”) is made and entered into as of May 9, 2016 by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation (“ARIAD” or the “Company”), and PDL BioPharma, Inc., a Delaware corporation (“Purchaser”), each party to that certain Revenue Interest Assignment Agreement, dated as of July 28, 2015 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “RIAA”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the RIAA.
WHEREAS, the Company and Purchaser are contemporaneously entering into that certain Waiver and Consent to Revenue Interest Assignment Agreement and Security Agreement of even date (the “Waiver and Consent”), pursuant to which Purchaser is waiving certain rights it may have under the RIAA in connection with a proposed sale by the Company of an indirect wholly-owned subsidiary of the Company.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.    The following definitions in Section 1.1 of the RIAA are hereby deleted in their entirety and the following shall be inserted in lieu thereof:
“European Subsidiaries” shall mean ARIAD Pharma S.A. (Greece).
“Gross Product Revenues” means, for any period of determination during the Revenue Interest Period, the amount equal to the sum of the following for such period: (a) the amounts invoiced and recognized as revenue in accordance with GAAP by the Company, its Affiliates or a US/EU End Licensee with respect to the sale by the Company, its Affiliates or such US/EU End Licensee, respectively, of Product to a Third Party (including distributors) other than a US/EU End Licensee, (b) to the extent not covered by (a) above, any amounts invoiced and recognized as revenue in accordance with GAAP by the Company or its Affiliates from a Third Party (other than a US/EU End Licensee or a licensee or sublicensee through which such US/EU End Licensee derives its license rights) solely with respect to the manufacture, use, sale, distribution or other commercialization of the Product by such Third Party (including any royalties received by the Company, but excluding (i) * * *, (ii) * * *, or (iii) * * *, and (c) any collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clauses (a) and (b); provided, however, that with respect to the use of this definition in the definition of “Quarterly Report” and Section 5.02(f) only, “Gross Product Revenue” shall include revenue with respect to the sale of both the Product and, when and as relevant, the Back-up Product.

“License Agreement” shall mean any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under the Intellectual Property covering the Product, including, without limitation, the A&R License Agreement.
“Purchase Price” shall mean the Closing Purchase Price, the Additional Purchase Price and the Second Tranche Purchase Price (if any).
“Quarterly Report” shall mean collectively the Company Quarterly Report and the Third Party Quarterly Report.
2.    The following new definitions are hereby added to Section 1.1:
“A&R License Agreement” shall mean that certain License Agreement, to be dated on or around May 31, 2016 by and between the Company, ARIAD Pharmaceuticals (Europe) Sarl and the guarantors thereto.
“Company Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, (a) a report showing Gross Product Revenues for both the Product (broken out as between the Company and Incyte) and the Back-Up Product for such quarter and the adjustments and other reconciliations used to arrive at Net Revenues for such quarter, reconciled, in each case for Gross Product Revenues earned by the Company and its Affiliates, to the most applicable line item in the Company’s consolidated statements of operations as most recently filed or to be filed with the Securities and Exchange Commission or furnished to Purchaser pursuant to Section 5.02(f), and (b) a reconciliation of all payments made by the Company to Purchaser pursuant to this Agreement during such quarter, including all amounts deposited into the Purchaser Concentration Account during such quarter.
“Incyte” shall mean Incyte Europe S.a.r.l., an entity formed under the laws of Switzerland, and its subsidiaries and Affiliates.
“Third Party Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, (a) a report, accompanied by supporting documentation and reports received from any Third Party (including Incyte) or its Affiliates that is party to a licensing or other arrangement with the Company or its Affiliate relating to the Product or the Back-Up Product, showing Gross Product Revenues for the Product and Back-Up Product for such quarter earned by such Third Party (including Incyte) or its Affiliate and the adjustments and other reconciliations used to arrive at Net Revenues for such quarter earned by such Third Party (including Incyte) or its Affiliate , reconciled, in each case, to the supporting documentation and reports furnished by such Third Party (including Incyte) or its Affiliate for such Fiscal Quarter, and (b) a report showing the amounts paid by category by such Third Party (including Incyte) or its Affiliate to the Company or its Affiliates pursuant to the licensing or other arrangement (including the A&R License Agreement), including detail with respect to any offsets taken.
“US/EU End Licensee” shall mean a Third Party licensee (other than a distributor) who directly sells the Product in the United States or the countries and territories comprising the European Union (either by itself or through a distributor, but not through a sublicensee) pursuant to a License Agreement to which the Company or one of its Affiliates is a party. “US/EU End Licensee” shall also include Third Parties (other than a distributor) who are granted sublicenses pursuant to any License Agreement under which such Third Party directly sells Product within the United States or the countries and territories comprising the European Union.

3.    The last sentence of the definition of “Net Revenues” in the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
“In calculating Net Revenues, any transfer from the Company to an Affiliate or from the Company or its Affiliate to a US/EU End Licensee (or to any licensee or sublicensee through which such US/EU End Licensee derives its license rights) shall be disregarded and the calculation shall instead be based on the first transfer to a Third Party other than a US/EU End Licensee (or any such intervening licensee or sublicensee).”

4.    Clause (iv)(Z) of the proviso to the first sentence of the definition of “Allowable Additional Product Financing” in the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
“(Z) the * * * anniversary of the payment of the Second Tranche Purchase Price (if any) by Purchaser to the Company (and the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, put or sinking fund obligations prior to the Outside Date (other than customary offers to, or put right to require, repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default)),”

5.    Sections 2.03 (e) of the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
“(e) Payment of Second Tranche Purchase Price. At any time during the month of July 2017, at the election of the Company, Purchaser shall pay to the Company up to $40,000,000 (the “Second Tranche Purchase Price”) on the date and in the amount specified by the Company falling within such month, provided that such date is a Business Day (the “Second Tranche Closing Date”) by wire transfer of immediately available funds to the account designated by the Company prior to the date thereof; provided further, the Company shall provide a written request to Purchaser for any such payment of the Second Tranche Purchase Price at least 90 days prior to any Second Tranche Closing Date. Any such payment of the Second Tranche Purchase Price shall have no contingencies other than compliance with the terms of this Section 2.03(e) and this Agreement. The failure by Purchaser to pay the Second Tranche Purchase Price when due in accordance with this Section 2.03(e) shall constitute a material breach of this Agreement and shall give rise to the immediate right of the Company to terminate this Agreement in accordance with Section 6.01.”

6.    Sections 2.04 of the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
“Section 2.04 Make Whole Payments.
Notwithstanding any provision in this Agreement or any other writing to the contrary, in the event the Purchaser has not received (i) payments pursuant to this Agreement (excluding any payments attributable to Delinquent Assigned Interest Payments) equal to or greater than the

Closing Purchase Price by the fifth anniversary of the Closing Date, (ii) payments pursuant to this Agreement (excluding any payments attributable to Delinquent Assigned Interest Payments) equal to or greater than the Closing Purchase Price plus the Additional Purchase Price by the fifth anniversary of the Additional Purchase Price Closing Date, or (iii) if the Second Tranche Closing Date occurred on or before July 31, 2017, payments pursuant to this Agreement (excluding any payments attributable to Delinquent Assigned Interest Payments) equal to or greater than the Closing Purchase Price plus the Additional Purchase Price plus the Second Tranche Purchase Price by the fifth anniversary of the Second Tranche Closing Date, the Company shall pay, (A) in the case of item (i), the difference between (X) the Closing Purchase Price, less (Y) the aggregate amount of all proceeds Purchaser has received pursuant to this Agreement (excluding any amounts attributable to Delinquent Assigned Interest Payments) on or prior to the last day of the fifth anniversary of the Closing Date in payments from the Company under Section 2.02(a) and Section 5.08 in respect of such five year period for which Net Revenues is calculated, (B) in the case of item (ii), the difference between (X) the Closing Purchase Price plus the Additional Purchase Price, less (Y) the aggregate amount of all proceeds Purchaser has received pursuant to this Agreement (excluding any amounts attributable to Delinquent Assigned Interest Payments) on or prior to the last day of the fifth anniversary of the Additional Purchase Price Closing Date in payments from the Company under Section 2.02(a), Section 2.04(A) and Section 5.08, (C) in the case of item (iii), the difference between (X) the Closing Purchase Price plus the Additional Purchase Price plus the Second Tranche Purchase Price, less (Y) the aggregate amount of all proceeds Purchaser has received pursuant to this Agreement (excluding any amounts attributable to Delinquent Assigned Interest Payments) on or prior to the last day of the fifth anniversary of the Second Tranche Closing Date in payments from the Company under Section 2.02(a), Section 2.04(A), Section 2.04(B) and Section 5.08, in each case within twenty (20) Business Days of the receipt by Purchaser of the True-Up Statement for the Fiscal Year in which such five year anniversary falls.”

7.    Immediately following Section 5.02(g) of the RIAA, the following new section shall be added as a new Section 5.02(h):
“(h)    Audit and Inspection Rights of US/EU End Licensee. If, during any thirty-three calendar month period, the Company has not exercised its audit or inspection rights pursuant to a License Agreement or other arrangement with a US/EU End Licensee (including pursuant to Section 19.8 of the A&R License Agreement (or any comparable right in respect of the A&R License Agreement)), the Company shall, upon the written request of Purchaser and in any event in accordance with the terms of the applicable License Agreement, cause an inspection or audit of the US/EU End Licensee’s (including Incyte’s) books and records to be conducted pursuant to, and in accordance with, the terms of the License Agreement. Whether or not an audit or inspection of the US/EU End Licensee’s books and records is initiated by Purchaser pursuant to this Section 5.02(h) or the Company (or any designee of the Company) pursuant to the applicable License Agreement, the Company shall regularly consult with Purchaser in connection with any such audit or inspection and shall promptly furnish to Purchaser a summary of the results and findings of such audit or inspection, including providing to Purchaser copies of any inspection or audit report prepared in connection with such audit or inspection.”

8.    Clause (Y) of Section 5.08(f)(v) of the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“(Y) * * *% of all worldwide net sales of the Back-up Product for such Fiscal Year generated by the Company or any of its Affiliates as well as any Third Party, pursuant to any license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement (the greater of (X) and (Y) being referred to herein as the “Back-up Product True-Up Cap”)”

9.    Clause (b) of the first sentence of Section 7.08 of the RIAA is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
“(b) that the rights in respect of the Closing Purchase Price, the Additional Purchase Price, and the Second Tranche Purchase Price (if any) represent separate debt instruments for U.S. federal income tax purposes;”

10.    Conditions to Effectiveness. This Amendment shall become effective upon the closing of the Transaction in accordance with the terms of the Stock Purchase Agreement (as defined in the Waiver and Consent).

11.    Effect of this Amendment. On and after the date hereof, each reference to the RIAA in the RIAA or in any other document shall mean the RIAA, as amended or otherwise modified by this Amendment. Except as expressly provided hereunder, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of the Purchaser, nor constitute a waiver of any other provision of the RIAA. Except as amended or otherwise modified hereto, the RIAA remains in full force and effect.

12.    Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

13.    Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement or the transactions contemplated under this Agreement.

14.    Counterparts; Facsimile Signatures. This Amendment may be executed or consented to in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile or electronically and, upon such delivery, the facsimile or electronically transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers as of the date first written above.

COMPANY:	ARIAD PHARMACEUTICALS, INC.
By: /s/ M. Soni
Name: Manmeet S. Soni
Title: Chief Financial Officer and Treasurer

PURCHASER:	PDL BIOPHARMA, INC.
By: /s/ John P. McLaughlin
Name: John P. McLaughlin
Title: CEO